KOHL'S CORPORATION REPORTS DECEMBER COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - January 3, 2013 -- Kohl's Corporation (NYSE: KSS) reported today that for the five-week month ended December 29, 2012 total sales increased 4.0 percent and comparable store sales increased 3.4 percent over the five-week month ended December 31, 2011. For the November and December period, total sales increased 0.7 percent and comparable store sales increased 0.1 percent. Year to date, total sales increased 1.0 percent and comparable store sales decreased 0.3 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "December sales were lower than planned. Additionally, sales came late in the holiday shopping season and, as a result, were at deeper discounts than planned. We are taking the necessary markdowns in the fourth quarter to manage our inventory as we transition into the Spring season. "
			% Change .
	Total Sales .		Total Sales .		Comparable Store Sales
($ in millions)	2012 .	2011 .	2012 .	2011 .	2012 .	2011 .
December	$ 3,374	$ 3,246	4.0%	1.7%	3.4%	(0.1)%
Quarter to Date	$ 5,210	$ 5,176	0.7%	(0.7)%	0.1%	(2.5)%
Year to Date	$18,147	$17,962	1.0%	2.3%	(0.3%)	0.5%

As a result of its quarter-to-date performance, the Company now expects diluted earnings per share of $1.60 to $1.62 for the fourth quarter and $4.11 to $4.13 for fiscal 2012 versus its previous guidance of $2.00 to $2.08 for the fourth quarter and $4.52 to $4.60 for fiscal 2012.

E-Commerce sales increased 46 percent over December 2011. The West was the strongest region for the month with a low single-digit increase in comparable store sales. The Midwest was slightly positive and all other regions reported low single-digit comparable store sales declines. Children's was the strongest line of business. Additional comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available from 8:30 am ET on Thursday, January 3, 2013 until 8:30 pm ET on Friday, January 4, 2013. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

The Company operates 1,146 stores in 49 states, compared to 1,127 stores at the same time last year.

Cautionary Statement Regarding Forward-Looking Information

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Kohl's intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl's Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. With a commitment to environmental leadership, Kohl's operates 1,146 stores in 49 states. In support of the communities it serves, Kohl's has raised more than $208 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.Kohls.com, or join the discussion on Facebook  http://www.facebook.com/kohls or Twitter http://twitter.com/Kohls.

Investor Relations:

Wes McDonald, Senior Executive Vice President and Chief Financial Officer, (262) 703-1893

Media:

Jen Johnson, Director - Public Relations, (262) 703-5241